EXHIBIT 1

                           FLEXSTEEL INDUSTRIES, INC.

                       COMPUTATION OF EARNINGS PER SHARE


                                                                    YEAR ENDED JUNE 30
                                            1995             1994             1993             1992             1991
Primary (Note 1):
Net earnings applicable to
  common stock.......................    $5,210,903       $6,787,163       $6,184,914       $1,689,679       $1,214,493
Weighted Average Number of shares
  outstanding during the year........     7,178,285       7,140,144        7,090,041        7,048,494        7,066,922
Earnings Per Share...................        $.73             $.95             $.87             $.24             $.17

NOTE 1  --        The calculation of earnings per share for the five years
                  ended June 30, 1995 excludes the effect of common equivalent shares resulting from outstanding stock options as the effect would not be material. The effect on 1995, 1994, 1993, 1992, and 1991 earnings per share, assuming exercise of dilutive stock options by the treasury stock method, would reduce earnings per share by less than 3% (1995, $5,210,903 /
                  7,178,285 shares = $.726 or .0%; 1994, $6,787,163 / 7,170,070 shares = $.947 or .4%; 1993, $6,184,914 / 7,137,694 shares =
                  $.867 or .6%; 1992, $1,689,679 / 7,076,053 shares = $.239 or
                  .1%; 1991, $1,214,493 / 7,069,397 shares = $.172 or .1%).